Financial News Release

CONTACTS:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

ADVANCED ENERGY INCREASES GROWTH OPPORTUNITIES WITH ACQUISITION OF THREE-PHASE STRING INVERTER PRODUCT LINE

Fort Collins, Colo., April 9, 2013 - Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced it has acquired REFUsol Holding GmbH, a leading provider of three-phase string solar PV inverters for commercial applications. Three-phase string inverters are ideally suited for rooftop and potentially larger installations and are becoming one of the fastest-growing inverter applications worldwide. This acquisition is expected to accelerate Advanced Energy's Solar Energy revenue to greater than $400 million in 2014 and should be accretive to earnings in the next 12 months.

“The acquisition of REFUsol is one of the many strategic moves that we are taking to accelerate revenue growth and profitability,” said Garry Rogerson, CEO. “The addition of the three-phase string inverters to our product line is very complementary, broadening our portfolio and extending our geographic distribution. Using our existing channel in North America and REFUsol's infrastructure in emerging territories including India, Asia, Mediterranean countries and Eastern Europe, we can more quickly gain access to and penetrate areas with the greatest growth prospects. Combined with our relentless focus on costs, we see this acquisition as instrumental to achieving our strategic goals and returning significant value to our shareholders.”

Founded in 1997, REFUsol is a private company based in Metzingen, Germany. The company develops industry-leading three-phase string inverters for commercial customers across Europe and Asia. Its three-phase string inverter offerings range in size from 8kW to 24kW for the commercial market with leading efficiency ratings. REFUsol pursues a fabless production strategy in order to concentrate on its core competency of best-in-class technology and high quality products.

Under the agreement, Advanced Energy has acquired REFUsol for a purchase price of approximately €59 million in cash, after assuming €9 million of debt and reducing net working capital by €1.8 million. Additionally, there is the potential for an earn-out of up to €10 million, payable in a combination of cash and

Advanced Energy stock, if certain stretch EBITDA goals for the combined Solar Energy business are achieved in the first 12 months after closing.

Conference Call
Management will host a conference call today, April 9, 2013, at 9:00 am Eastern Time to discuss the acquisition. Domestic callers may access this conference call by dialing 877-415-3178. International callers may access the call by dialing 857-244-7321. Participants will need to provide the conference passcode 45316563. For a replay of this teleconference, please call 888-286-8010 or 617-801-6888, and enter the passcode 32614870. The replay will be available through 11:59 pm Eastern Time, April 16, 2013. A webcast will be available on the Investor Relations webpage at http://ir.advanced-energy.com. Presentation slides will also be available prior to the conference call on the Investor Relations webpage at http://ir.advanced-energy.com.

Forward-Looking Language
Certain statements in this press release, information discussed on the related conference call concerning the acquisition of REFUsol, the future business, operating and financial condition of the company and REFUsol, including expectations regarding the markets for 3-phase string solar inverters, entry into such markets, revenues, earnings, operating expenses, operating income, growth, profitability, restructuring costs, accretion, EBITDA targets, return of shareholder value, aspirational goals and expected synergies for future periods, strategic goals and any future strategic actions, and the achievement of milestones related to the earn-out under the Sale and Purchase Agreement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the successful integration of operations of REFUsol and associated restructuring costs; the retention of key employees of REFUsol; expectations surrounding the benefits of the REFUsol products; the total available market for 3-phase string solar inverters particularly in Europe, India and the United States; expectations regarding sales of the REFUsol products; the continuation of feed-in-tariffs and other incentives in Europe and elsewhere; expectations surrounding REFUsol's fabless manufacturing model; as well as the effects of global macroeconomic conditions upon demand for such products. These and other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. As reiterated previously, aspirational goals and targets discussed on the conference call or in the presentation materials should not be interpreted in any respect as guidance. The company assumes no obligation to update the information in this press release.

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.

###